Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

SALE AND LEASEBACK AGREEMENT OF HEADQUARTERS AND WAREHOUSE FACILITY

TULSA, OK, June 12, 2024 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that on June 6, 2024, it executed a Commercial Real Estate Contract (“Contract”) with Rockford Holdings ("Rockford" or “Buyer”) for the sale of the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”).

The agreed upon sale price of the Hilti Complex per the executed Contract totaled $35,500,000. The proceeds from the sale will be utilized to pay off the Term Loans and Revolving Loan outstanding in the Credit Agreement with the Company's Bank. At closing, EDC will assign the existing Hilti tenant lease to the Buyer and will execute a separate Triple-Net Lease (the "Lease") for its occupied space in the Hilti Complex. The sale agreement does not include the excess land parcel adjacent to the Hilti Complex which will remain under the ownership of EDC.

“We recently announced a new lease agreement for 110,000 available square feet in the Hilti Complex. This new lease, along with our existing lease with Hilti, improved the financial strength and marketing ability for the sale the Hilti Complex,” said Craig White, President and Chief Executive Officer of Educational Development Corporation. “As previously mentioned, selling the Hilti Complex and reducing our borrowings is in the best interest of our shareholders, and we expect to have limited working capital borrowings going forward. The interest saved on the reduced borrowings will exceed our monthly rental payments and we will no longer have monthly mortgage payments, providing an immediate improvement to our financial performance. This cash flow improvement, along with our recently announced lease agreement for approximately half of our space, will have a positive benefit on our monthly cashflows. We also expect our cashflow from operations to be very strong in the upcoming years as we convert our excess inventory into cash.”

The Complex consists of multiple buildings totaling 402,000 square feet of rentable office and warehouse space on 34-acres. Approximately 183,800 square feet of the Hilti Complex is occupied by Hilti under a 15-year lease which will be assigned to the Buyer at the Contract close. The Company will execute a new lease for the remaining 218,200 square feet and will retain the recent lease/sub-lease for approximately 110,000 square feet under a 5-year term. In addition, the sale Contract does not include the excess land parcel, consisting of approximately 16.75 acres of undeveloped land adjacent to the Hilti Complex, which will remain under the Company’s ownership.

Per the terms of the Contract, Buyer will have 60 days to complete due diligence, commencing June 6th, including necessary investigations, inspections, and reviews. The closing of the Contract is to be completed 30 days after the due diligence period. The Contract does not contain a financing contingency.

The terms of the Company’s lease will be 10 years and the initial lease rate will be $8.72 per square foot, with 2% annual escalations beginning in year six of the lease. The Lease will also include triple-net terms, where the Seller will be responsible for utilities, insurance, property taxes, and regular maintenance, excluding roof and structural maintenance, which will be the Buyer's responsibility. Additionally, the Company retains the rights to sublease any available unused space in the building during the lease term. The Lease will also encompass other standard terms that are customary in the local market.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710